Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN COMPLETES RE-PRICING OF CREDIT FACILITIES

BLOOMFIELD, Connecticut (June 10, 2011) – (NASDAQ-GS:KAMN)  Kaman Corporation announced today the completion of the re-pricing of its senior secured credit facilities, comprised of a $275 million revolving credit facility and a $39 million term loan facility.   The re-priced facilities will initially have a reduced interest rate of LIBOR plus 137.5 basis points compared to an interest rate of LIBOR plus 200.0 basis points prior to the amendment.

 “Continued improvement in bank market conditions has enabled us to successfully re-price our credit facilities and reduce our borrowing costs.” stated Kaman Senior Vice President and CFO William C. Denninger.  “We continue to have ample access to capital to fund our growth initiatives.”

The facility was brought to market by Co-Lead arrangers Bank of America, RBS Citizens and JPMorgan Chase.  Other lenders are BB&T, KeyBanc, SunTrust, TD Bank, Fifth Third, Northern Trust, PNC Bank, Sovereign Bank, UBS, US Bank and Webster Bank.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

###

Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com